Exhibits 8.1 and 23.2

June 13, 2008

Franklin Receivables LLC

47 West 200 South, Suite 500

Salt Lake City, Utah 84101

Ladies and Gentlemen:

We have acted as special counsel to Franklin Receivables LLC (the “Company”) in connection with the offering of approximately $485,410,946.28 Asset Backed Notes (the “Notes”) issued by Franklin Auto Trust 2008-A (the “Trust”) pursuant to a prospectus dated June 5, 2008, as supplemented by a prospectus supplement dated June 6, 2008 (the “Base Prospectus” and the “Prospectus Supplement,” respectively, and collectively, the “Prospectus”).

A registration statement on Form S-3 (the “Registration Statement”), Commission File No. 333-134782) relating to the proposed offering from time to time in one or more series (each, a “Series”) by one or more trusts of Asset-Backed Notes (the “Notes”) has been filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and was declared effective on September 15, 2006. As set forth in the Prospectus, the Notes will be issued pursuant to the Indenture dated as of May 1, 2008 (the “Indenture”), among the Trust, Wilmington Trust Company (in its capacity as indenture trustee, the “Indenture Trustee” and in its capacity as indenture collateral agent, the “Indenture Collateral Agent”) and Citibank, N.A., as indenture administrator (the “Indenture Administrator”).

As such counsel, we have examined copies of the Prospectus and the Indenture, and originals or copies of such other corporate minutes, records, agreements and other instruments of the Company, certificates of public officials and other documents and have made such examinations of law, as we have deemed necessary to form the basis for the opinions hereinafter expressed. In our examination of such materials, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to such opinions, we have relied, to the extent we deemed appropriate, upon representations, statements and certificates of officers and representatives of the Company and others.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and we do not express any opinion herein concerning any law other than the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, we are of the opinion that the statements contained under the captions “Certain Federal Income Tax Consequences” in the Base Prospectus and “Certain Federal Income Tax Consequences” in the Prospectus Supplement, to the extent they constitute matters of law or legal conclusions with respect thereto, are correct in all material respects.

We hereby consent to the filing of this letter and to the references to this firm under the headings “Legal Opinions” and “Certain Federal Income Tax Consequences” in the Base Prospectus and the headings “Legal Opinions” and “Certain Federal Income Tax Consequences” in the Prospectus Supplement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Base Prospectus or the Prospectus Supplement.

Very truly yours,

/s/ McKee Nelson LLP

McKee Nelson LLP